Exhibit 10.1
February 22, 2017

Dear Mike:

We are pleased to offer you the position of Chief Financial Officer for Spok, Inc. (the “Company” or “Spok”). The CFO will serve as a strategic partner and trusted advisor to the CEO, the President and the executive team, challenging them as necessary and helping them to profitably accelerate growth for this exciting business. The CFO will provide financial leadership in all aspects of the company; be responsible for articulating and strategizing the financial levers of growth to all constituents and to lead all financial functions including financial reporting, forecasting, planning, analysis, compliance, internal control design and testing, audit, tax, financing strategy and execution, investor relations, and providing key financial leadership in all corporate development activities. In collaboration with, and reporting to the Chief Executive Officer, the Chief Financial Officer (CFO) will develop annual and long range performance objectives for the Company which support the attainment of the strategic goals and objectives globally and will ensure that the Company achieves agreed upon performance goals.

More specifically, your overall responsibilities include, but are not limited to:

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Work as a strategic partner with the CEO, the President, and the executive management team to address opportunities for growth while maintaining discipline in cost management, financial management, and reporting and capital structure. In addition, you will work with executives to provide financial oversight and establish/monitor the metrics to manage performance.

•	With the President, proactively lead a new level of forward looking transparency into the business in order to help optimize management decisions.

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Expertly advise on the balance of investment into the newer growth technology model while also taking care to pace the investment continuum that serves the legacy business that continues to be strong and profitable.

•	Articulate the evolution(s) of the business strategy in financial terms and ensure that the communication to the Street is potent, effective, and consistently credible.

•	Ensure the company has a high quality investor relations program.

•	Establish and maintain relationships with Wall Street research analysts, portfolio managers, and investment officers.

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Be responsible for the leadership and performance of the finance and accounting functions and have responsibility for debt and equity offerings including strategic acquisition of capital as well as a strong knowledge and interest in accounting.

•	Ensure that the company’s financial systems, reporting, and financial staff are sufficient to meet the day-to-day demands of being a public company.

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Work closely with the sales and revenue producing side of the business to analyze the ROI of sales and marketing investments, proactively establish and plan for trends, and work to optimize the behavior and outcomes in that area.

•	Provide timely, accurate, and useful information, forecasts, performance metrics, and reporting for internal use and for the board.

•	Advise on cash management and provide a long-term view of cash requirements.

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Serve as a company spokesperson on financial business matters, communicating regularly and effectively with the board, financial analysts, investors, and influencers. You will be primary interface to the audit committee.

•	Oversee financial and reporting aspects and be capable of supporting the information needs of a

Spok, Inc., 6850 Versar Center, Suite 420 - Springfield, VA 22151- Phone: (703)-269-6950 - www.spok.com growing, high-tech business.

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Supervise the preparation of accurate financial reports including SEC and tax filings and the analysis of performance, variance and cash flow ensuring compliance with GAAP and applicable federal, state, and local requirements.

•	Ensure proper SOX compliance and ensure proper internal controls and business processes of governance and reporting.

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Be responsible for measurement-based financial management throughout the business to ensure accurate planning, forecasting, and reporting in support of business initiatives and communicate performance gaps to ensure corrective actions are understood and implemented.

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Be capable of rolling up your sleeves and be very comfortable with all financial and accounting details. You will be facile in the key day-to-day financial metrics of the company and be able to speak with confidence and clarity in front of other business managers of the company’s financial performance and condition.

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Drive continuous improvement in areas such as expense management, financial analysis and reporting, system infrastructure, and standardized business process with an eye toward streamlining and improving business performance. Partner closely with the President and all executives to reduce cost and improve performance company-wide.

•	Maintain a culture that emphasizes accountability and transparency among the finance team and builds a strong, collaborative relationship with the executive team and within the finance department.

In this position, you will report to the Chief Executive Officer of Spok and work closely with other members of the executive management team to achieve our goals, including the attainment of our long term objectives.

The terms of this offer are outlined below.

1)	Base Salary: $350,000 annually

2)
Sign On Bonus: You will receive a one-time sign on/stay bonus in the amount of $125,000 subject to statutory payroll deductions. This bonus will be payable on the first pay date after your hire date. In the event that Employee voluntarily terminates employment for any reason whatsoever or Employee's employment is terminated by Employer for "Cause" before the first anniversary of hire date, Employee will repay to Employer an amount equal to $125,000 multiplied by the fraction, the numerator of which is 365 less the number of days during which Employee was employed, and the denominator of which is 365. Such repayment shall be made by Employee in full within ninety (90) days of his termination of employment with Employer. In the event of termination following a Change in Control or involuntarily separation for a reason other than cause, the repayment shall be forgiven.

3)
Bonus: You will participate in the Spok, Inc., 2017 Short Term Incentive Plan consistent with the terms of the plan, with a target bonus of 75% of your expected salary or $262,500. The earned bonus may be greater than or less than 100% of target based upon the level at which the performance objectives are attained. For 2017, you will be eligible for a bonus amount equal to $262,500 prorated from the date of hire; the target bonus multiplied by a fraction, the numerator of which is 365 less the number of days during which you were employed in 2017, and the denominator of which is 365, multiplied by 100% for performance objective attainment.

Spok, Inc., 6850 Versar Center, Suite 420 - Springfield, VA 22151- Phone: (703)-269-6950 - www.spok.com

4)
LTIP: Participation in the 2012 Equity Incentive Plan or “Plan” and the 2015 Long Term Incentive Plan or “LTIP” at a level commensurate with the position, as determined by the Board.  Subject to the terms of the Plan and LTIP, and approval by the Board, participant will be eligible for a target award equivalent to 100% of base salary, made in the form of Restricted Stock Units (“RSUs”) on Spok Holdings, Inc. common stock. For 2017, you will be eligible for a target award equal to $350,000 prorated from the date of hire; the target bonus multiplied by a fraction, the numerator of which is 365 less the number of days during which you were employed in 2017. The number of RSUs you will receive as your award is determined by dividing the total target amount by the closing stock price on the last business day prior to the grant date.  Fifty percent of the RSUs are subject to Time Based vesting; the other fifty percent are subject to Performance Based vesting. The Time Based RSU awards vest in three equal annual installments over a three-year period subject to continued employment. The Performance Based LTIP RSU awards vest contingent upon continued employment through the end of the performance period and the attainment of the company goals approved by the Board, as verified by the company’s annual audit and report to the SEC. RSU award documentation to be provided to participant following approval by the Board and respective hire date.

5)
Supplemental Ninety Day Equity Grant: Additional grant under the 2012 Equity Incentive Plan, subject to the terms of the Plan, and approval by the Board, participant will be eligible for a target award equivalent to $220,000, made in the form of Restricted Stock Units (“RSUs”) on Spok Holdings, Inc. common stock at the completion of ninety days of service. The number of RSUs you will receive as your award is determined by dividing the target award equivalent by the closing stock price on the last business day prior to the grant date.  This Time Based RSU award vests on the one year anniversary of the grant date, contingent upon continued employment and subject to the terms of the Plan. RSU award documentation to be provided to participant following approval by the Board and respective hire date.

6)
Supplemental 2018 Equity Grant: Additional grant under the 2012 Equity Incentive Plan, subject to the terms of the Plan, and approval by the Board, participant will be eligible for a target award equivalent to $220,000, made in the form of Restricted Stock Units (“RSUs”) on Spok Holdings, Inc. common stock on January 1, 2018. The number of RSUs you will receive as your award is determined by dividing the target award equivalent by the closing stock price on the last business day prior to the grant date.  This Time Based RSU award vests on the one year anniversary of the grant date, contingent upon continued employment and subject to the terms of the Plan. RSU award documentation to be provided to participant following approval by the Board and respective hire date.

7)
Relocation Assistance: You will receive relocation assistance in the amount up to $60,000 which represents the maximum sum to be paid in relocation expenses. In order for relocation expenses to be tax deductible, you must submit receipts with an expense report.

8)
Severance, Non-Competition, Non-Solicitation & Release and Change in Control: In the event of your involuntary termination for reasons other than cause and absent a change in control, you will be provided with a benefit equal to a minimum of 26 weeks of compensation plus an additional 2 weeks for each year of service up to a maximum benefit equal to 52 weeks of compensation, subject to your compliance with the confidentiality, non-compete and non-solicitation provisions of the separate severance and change in control agreement.

Spok, Inc., 6850 Versar Center, Suite 420 - Springfield, VA 22151- Phone: (703)-269-6950 - www.spok.com

In the event of your involuntary termination for reasons other than cause following a change in control event as defined by Spok, and in lieu of the severance payment described above, you will be provided with a severance benefit equal to one year of your final salary plus your target bonus at 100%, a cash payment equal to your final base salary, continuation of life, accident and health insurance for up to 18 months, and one additional year of service toward vesting, eligibility and benefit accrual under the 401(k) plan and long-term incentive plan in effect at that time, to the extent permitted by law, and subject to your compliance with the confidentiality, non-compete and non-solicitation provision of the separate severance and change in control agreement.

9)
Benefits: Company benefit programs include health, prescription, dental, and vision insurance plans; cafeteria plan and flexible spending accounts; short and long term disability plans, life insurance and 401(k) retirement plan. Participation available per the terms of Spok policy and successful enrollment, eligibility commencing on the first of the month following 30 days of employment

10)	Paid Time Off: You will accrue paid time off at a rate of 4 weeks per year. In addition, you will be eligible for nine paid holidays per calendar year.

11)
Expenses: Business related expenses including travel, lodging, meals and incidentals, (i.e., telephone expenses, fees) associated with work-related travel will be reimbursed to you, following the submission of receipts consistent with policy. You will be issued a credit card for ease of expense payment and accounting. Reimbursement for reasonable expenses related to maintaining your CPA license will be reimbursed to you, following the submission of receipts consistent with policy.

12)	At Will Employment: Employment with Spok is “at will” and, thus, may be terminated at any time by the CEO or Board of Directors of Spok Holdings, Inc.

13)	Governing Law: The terms of this letter agreement shall be governed by the laws of the Commonwealth of Virginia.

Please sign and return one copy of this letter indicating your acceptance of this offer. We would like your start date to be March 27, 2017 or as soon as your notice period will accommodate.

Sincerely,

/s/ Vince Kelly

Vince Kelly
President & CEO

Accepted:

/s/ Mike Wallace_____________________        February 23, 2017___
Mike Wallace                     Date

cc: Human Resources, Personnel file, Bonnie Culp, Chris Cantarella

Spok, Inc., 6850 Versar Center, Suite 420 - Springfield, VA 22151- Phone: (703)-269-6950 - www.spok.com

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